PRESS RELEASE	FOR IMMEDIATE RELEASE

October 1, 2008	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA

800-892-7547

www.mfa-reit.com

MFA Mortgage Investments, Inc.

Announces Third Quarter 2008 Dividend of $0.22

MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.22 per share of common stock for the third quarter of 2008. The dividend will be paid on October 31, 2008 to stockholders of record on October 14, 2008.

MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets. At June 30, 2008, approximately 99% of MFA’s assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

Stockholders interested in learning how to participate in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting BNY Mellon Shareowner Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.